Exhibit 99.2
NYMAGIC, INC.
Moderator: Cecelia Heer
May 5, 2009
9:00 a.m. EDT

Operator:	Good morning. Welcome to the NYMAGIC, INC. Conference Call to discuss First Quarter 2009 Financial Results. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be question-and-answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Now I would like to turn the call over to Ms. Cecelia Heer of Richard Lewis Communications.

Cecelia Heer:	Thank you, Jessica, and thanks everyone for joining us today. By now all of you should have received a copy of the company’s press release, which was disseminated yesterday after the close of the financial markets. If you have not received the copy please contact Richard Lewis Communications at 212-827-0020, and a copy will be e-mailed to you immediately.

With us today we have Mr. Robert Simses, Chairman of NYMAGIC, Mr. George Kallop, President and CEO, Mr. Bill Michaelcheck, Director and Chairman of Mariner, Mr. William (“Skip”) Shaw, Vice Chairman, Mr. Tom Iacopelli, Chief Financial Officer, and Mr. Paul Hart, General Counsel.

Before we begin we would like to remind everyone that any forward-looking statements concerning the company’s operations, economic performance and financial condition contained herein including statements related to the outlook of the company’s performance in 2009 and beyond are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment yields, the estimation of loss reserves and loss reserve development, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by ratings agencies and other risks and uncertainties as included in the company’s filings with the Securities and Exchange Commission.

These risks could cause actual results for the 2009 year and beyond to differ materially from those expressed in any forward-looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

And now, I would like to introduce Mr. George Kallop, President and CEO of NYMAGIC, George.

George Kallop:	Thank you. Good morning, everyone. This morning, I’ll make some brief comments on first quarter results and afterwards we will be happy to take any questions you may have.

Overall, I am pleased to report that the company had a very good first quarter of 2009. The company reported net income of $3.5 million, or $0.40 per fully diluted share, for the three months ended March 31, 2009.

In addition, the company reported that other comprehensive income increased by an additional $3.5 million as well. As a result, book value per share, calculated on a fully diluted basis, increased from $19.11 at December 31, 2008, to $19.91 at March 31, 2009. This was an increase of $0.80 per share during the first quarter.

Net investment income amounted to $6.6 million for the first quarter of 2009. Investment income included $3.1 million from trading securities, $2 million from fixed maturities held for sale, $1.2 million from limited partnership hedge funds and $600,000 from our mortgage securities portfolio.

Net realized losses totaled $417,000 during the first quarter of 2009. This resulted primarily from the sale of selected municipal securities undertaken to further reposition the company’s holdings. Selected, longer maturity bonds were sold and replaced by shorter term securities in order to reduce duration risk.

These losses were partially offset by realized investment gains arising from principal collections on our mortgage backed securities. Principal collections of approximately $1.4 million generated realized gains of approximately $545,000 during the first quarter. In addition, our remaining preferred stocks were all sold in early January at a gain above year-end holding amounts.

In sum, substantial net investment income overwhelmed small realized losses to produce excellent investment results for the first quarter of 2009 that contributed substantially to net income for the quarter.

At the same time, the company’s accumulated other comprehensive income increased by $3.5 million during the first quarter of 2009 as well. Other comprehensive income largely consists of unrealized gains or losses on investments held as available for sale. Corporate bonds and U.S. Treasury securities presently show significant unrealized gains. In addition, our municipal bond portfolio appreciated substantially during the first quarter, erasing much of their prior period unrealized losses.

All in all, it was a very good quarter for our investments. The adjustments made to our investment strategy proved successful during the first quarter of 2009. We achieved significant profitability in the face of continued turbulence in the financial markets.

At the same time, we still hold roughly $200 million of cash and short-term U.S. Treasury securities. While these securities presently offer little yield, they have afforded protection against further losses in these turbulent times.

Going forward we intend to use these funds to continue expanding our portfolio of fixed income investments, most notably, high grade corporate bonds. This should contribute more to investment income in coming quarters.

Turning to insurance operations, gross premiums written totaled $67.7 million during the first quarter of 2009, compared with $71.6 million during the first quarter of 2008. This was a decrease of $4 million or roughly 6%.

The ocean marine segment declined $2.2 million, primarily as a result of our decision to terminate a cargo program that had proved unsatisfactory at the end of 2007. This alone accounted for a $3 million reduction. In addition, we have continued to cull the hull book of unprofitable accounts. Offsetting this, the company achieved small increases in marine liabilities, our most profitable line, in the energy sector and within our own internal cargo unit.

Inland marine/fire increased by $2.6 million, driven by increases in our property business.

Other liabilities declined by $4.5 million. This was largely due to decreases in workers’ compensation, contractors’ liability and commercial auto accounts. Reduced construction and commercial activity were contributing factors to this decline. We are hopeful that increased economic activity and a huge increase in government expenditures for public works projects may lead to increased premiums in this area.

Partially offsetting these decreases in the other liabilities segment, MMO Agencies made a significant contribution, and the company continued to achieve increases in the professional liability area. MMO Agencies is gaining momentum with over 50 agency office appointments so far and we continue to search for new niches within the professional liability sector.

Net premiums written totaled $53 million during the first quarter of 2009 compared with $59.9 million during the first quarter of 2008. This was a decrease of $6.9 million or roughly 12%. Net premiums written declined by an amount that was greater than the decline in gross premiums due to the impact of higher levels of reinsurance on certain lines. Within ocean marine, for example, energy is more highly reinsured than most other lines. While this reduces net premiums, it also enhances profitability because we collect ceding commissions on our energy quota share treaty while laying off risk.

Net premiums earned totaled $40.1 million during the first quarter of 2009 compared with $44.9 million during the first quarter of 2008. This was a decrease of $4.7 million or 11%. The decline in net premiums earned is primarily due to discontinuance of the cargo program I mentioned earlier and weak net premiums written during the latter months of 2008.

During the first quarter of 2009, the company achieved a very favorable loss ratio of 51.5%. It is a testament to the skill of our very experienced underwriting and clean staff. At the same time, it is a commentary on the company’s reserving policies. During the first three months of 2009, the company reported favorable loss reserve development of $3.1 million. Favorable loss development is indicative of the company’s attempts to estimate potential losses at realistic levels that often turn out to be conservative.

The company’s combined ratio for the first three months of 2009 totaled 99.7%. Our expense ratio totaled 48.2% and it is reflective of startup cost at MMO Agencies and our continuing investment in new personnel and systems to support anticipated future growth in our business. We are hopeful that this ratio will decline as MMO Agencies comes fully on stream and our major computer system upgrade is completed later this year.

In conclusion, NYMAGIC had a very good first quarter. As we look ahead, we are focused on increasing premiums by further developing MMO Agencies’ distribution network and searching for new niches within our existing markets. We are also focused on deploying more of our $200 million in cash and low yielding Treasury securities into higher yielding fixed income investments to achieve increased recurring investment income. We are also focused on controlling expenses in order to improve our operating ratios and profitability.

During the first quarter of 2009, we achieved our goal of returning to profitability. We are optimistic as we progress into the second quarter.

At this time, we would be happy to answer any questions you may have.

Operator:	At this time, I’d like to remind everyone in order to ask a question, press star, then a number 1 on your cell phone keypad. We’ll pause for just a moment to compile the Q&A roster. Again, if you would like to ask a question, press star, then a number 1 on your cell phone keypad. Your first question comes from Amit Kumar.

Amit Kumar:	Congrats on the results.

George Kallop:	Good morning, Amit.

Amit Kumar:	Starting with the comment on the cash of $200 million, I think you mentioned that you plan to move that into high-grade corporate bonds. Can you give some more color as to what classes or industries you might be looking at?

George Kallop:	Certainly. Our current focus is, in fact, on increasing our investments primarily in the corporate bond sector. I would say in terms of general parameters, what we are looking for is credit rated single A or better. We are focused on industrial and consumer-oriented industries. We are staying away from finance-oriented companies or financial institutions. We are looking at maturities preferably in the five to seven year range. We may go a little bit beyond that, but not far. I think that gives you a good flavor for where we’re looking.

Amit Kumar:	That’s helpful. Moving back to the topline discussion, you mentioned that MMO Agencies was one of the drivers. It seems what you are saying is that based on the further expansion, it will continue to be one of the bigger drivers. I don’t think you break out those numbers separately as to what the contribution is. Can you give the premium contribution from MMO Agencies for Q1?

George Kallop:	Sure. First of all, let me say — and I will get to the MMO Agencies — that’s clearly a major focus of our activities. We continue to look for new initiatives within our existing lines and we are, in fact, working on some new ones. And, of course, we continue to compete for every dollar of business we can get in our established segments, which we’ve done quite successfully.

In terms of MMO Agencies, MMO Agencies contributed roughly $2 million during the first three months of this year and roughly $2.7 million for the period from towards the end of July to the end of last year. So, MMO Agencies is gaining momentum. A year ago, it was contributing zero because it didn’t exist. First quarter, it contributed $2 million. The other comment that I will make, is that we now have 50 agency appointments and of course, it takes a while to get agents up and running, comfortable using our system, getting out there, and going through the buy in process.

Another comment I will make is, that right now every dollar premium is a brand new policy. Starting in July, we are going to start to enter into not only new policies but also the renewals of policies written last year. So, I think there are several reasons to be optimistic about the future.

Amit Kumar:	That’s very helpful. My third and final question, and then I will re-queue. You talked about increases in professional liability. Could you expand on the specific classes where you are growing?

George Kallop:	Well, in general, we have achieved increases in professional liability, but as a category I don’t have a breakout further in that Amit, except to say in professional liability, we continue to do well. For example, about a year ago we added another line, insurance agencies, and I know for a fact those numbers are up. So, there is a case where we found a new niche, we moved into the niche and it has proven to be a growth factor for us.

Amit Kumar:	OK. Thanks so much. I’ll re-queue.

George Kallop:	Sure.

Operator:	Again, if you would like to ask a question, press star then the number 1 on your telephone keypad. You have a follow-up question from Amit Kumar.

Amit Kumar:	You talked about the expenses associated with MMO Agencies and some startup costs. When do they start to plateau? Or as you expand the MMO Agencies, does this number keep on going up and hence your expense ratio keeps on being in the same range going forward?

George Kallop:	There are two generic ways you build new business segments, right? One is, you go out and buy it, in which case you’ve got to spend a lot of capital to do it and hope that you keep the business on the books to justify the capital expenditure.

The other is, you engage in a startup activity. The startup activity doesn’t have infrastructure, you have to hire people and all that leads to production. I would say the bulge in the increase expenses is past. People were hired, and we have added a couple of more people. I don’t anticipate significant additional people, nor do I anticipate additional significant expenses in terms of offices. We have the office. We have some capacity there. So, in my judgment MMO Agencies expenses are relatively fixed at this point, and as the premiums rise, profitability is going to increase accordingly.

Amit Kumar:	Turning towards a broader discussion, can you talk about the specific rates in your different classes and maybe comment on the cycle, and if there are any specific sub-segments where you feel that a cycle turn is imminent?

George Kallop:	Well, I think probably the best way to answer that, is to focus on the highlights. I’d say the highlight is, on the upside we are seeing real strength in marine liabilities and energy. As you know marine liabilities is a very longstanding segment, very profitable for us and we see real strength there. Energy rates are doing well, in addition.

Most other rates are competitive, perhaps they are slightly down. I haven’t noticed any broad-based turnaround, but I think it’s fair to say the rates are certainly not in free fall. I’d call them modestly soft, shall we say slash competitive and there are some bright spots.

As I said many times before, a lot of our competitive strategy is focused on niches, where we have some unique component. A lot of what we do in professional liability has a service component to it, in addition to just writing a policy for somebody. We also have niche expertise and things like patent insurance, that’s a very special expertise.

And, of course, we have on our main line a very experienced marine underwriting staff and the marine liability area is a very complicated area. We compete on terms and conditions and expertise as much as we compete on rates.

So, overall, I don’t see any huge turnaround. On the other hand, I don’t think things are deteriorating significantly and I think there are clearly some bright spots and we have been able to successfully do pretty well likewise overall.

Amit Kumar:	OK. That’s helpful. That’s all for now. Thanks so much for now.

George Kallop:	OK. Thank you, Amit.

Operator:	At this time, there are no further questions. I will now turn the call over to Mr. Kallop.

George Kallop:	Thank you all for joining the call this morning. As I said earlier, we are certainly very pleased with the first quarter results. We also think there are some good things that lie ahead for us, and as we move into the second quarter, we remain optimistic about the future and look forward to speaking with you all with our second quarter report. Thank you very much for attending.

Operator:	This concludes today’s conference call. You may now disconnect.
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